                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT


         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of April 23, 1999 (the "Agreement"), by and among Energy East Corporation, a New York corporation ("Energy East"), Connecticut Energy Corporation, or its successor, (the "Company") and J.R. Crespo (the "Executive") amends and restates that certain Employment Agreement dated March 24, 1992, by and between the Company and the Executive ("Prior Agreement").

         The Board of Directors of Energy East (the "Board") and the Board of Directors of the Company desire to provide for the employment of the Executive as a member of the management of the Company, Energy East Enterprises, Inc. ("EE Enterprises"), Xenergy Enterprises, Inc. ("Xenergy") and certain of their subsidiaries and affiliates, and the Executive is willing to commit himself to serve the Company, EE Enterprises and Xenergy and their subsidiaries and affiliates, on the terms and conditions herein provided.

         In order to effect the foregoing, Energy East, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

         2. EMPLOYMENT. The Company, EE Enterprises and Xenergy hereby agree to employ the Executive, and the Executive hereby agrees to serve Energy East, the Company, EE Enterprises and Xenergy and their subsidiaries and affiliates, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

         3. TERM OF AGREEMENT. The Term will commence on the effective time of the merger as contemplated by that agreement dated April 23, 1999, between Energy East and the Company, wherein the Company will become a subsidiary of Energy East, with Energy East surviving as Parent ("Effective Time") and end on the 3rd year anniversary of the Effective Time, unless further extended as hereinafter provided. Commencing on the first day of the month following the Effective Time and each succeeding month thereafter, the Term of this Agreement shall automatically be extended for one (1) additional month unless Energy East

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or the Executive shall have given prior written notice not to extend this
Agreement.

         4. POSITION AND DUTIES. The Executive shall serve as Chairman, Chief Executive Officer, and President of the Company, EE Enterprises and Xenergy, and shall also serve in any such executive officer position of Energy East if so appointed by the Board, and shall report only, and directly to, the President of Energy East. The Executive shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the President of Energy East. The Executive shall devote substantially all his working time and efforts to the business and affairs of Energy East, the Company EE Enterprises, Xenergy and their affiliates; provided, however, that the Executive may also serve on the boards of directors or trustees of other non-affiliated companies and organizations, as long as such service does not substantially interfere with the performance of his duties hereunder or violate his obligations under Section 10 hereof.

         5.   COMPENSATION AND RELATED MATTERS.

                  5.1 Base Salary. Energy East shall pay, or cause to be paid, to the Executive a base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate which is no less than the rate of the Executive's base salary in effect immediately prior to the Effective Time. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by the Board from time to time as the Board deems appropriate in its business judgment. The Base Salary in effect from time to time shall not be decreased during the Term. During the period of the Executive's employment hereunder, the Board shall make an annual review of the Executive's compensation.

                  Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of Energy East or the Company. The Base Salary payments (including any increased Base Salary payments) shall not in any way limit or reduce any other obligation of Energy East or the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary.

                  5.2 Bonuses. Energy East shall pay, or cause to be paid, to the Executive a bonus of $1,000,000 within five (5) days of the Effective Time. Energy East shall pay, or cause to be paid, to the Executive the following completion bonuses (the



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"Completion Bonus") upon satisfactory completion of the specified periods of his employment: (i) $650,000 if Executive is employed with Energy East or any subsidiary or affiliate thereof on the one (1) year anniversary of the Effective Time; and (ii) $650,000 if Executive is employed with Energy East or any subsidiary or affiliate thereof on the 2 year anniversary of the Effective Time. If at any time prior to such anniversary dates, the Executive's employment is terminated due to death, by Energy East or the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below), Energy East shall pay, or cause to be paid, to the Executive any unpaid Completion Bonus.

                  5.3 Benefit Plans. The Executive shall be entitled to participate in or receive benefits under any "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) or employee benefit arrangement made available by Energy East or the Company now or during the period of the Executive's employment hereunder to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the benefits created by this Agreement and no duplication of Executive's Deferred Compensation Benefit described in Section
5.5 of this Agreement. The Executive's participation in such employee benefit plans and arrangements shall be on an appropriate level, as determined by the Board. Furthermore, to the extent not otherwise provided, the parties agree: (i) the Executive's life insurance benefit shall not be less than 2 1/2 times Executive's Annual Compensation (as defined below), (ii) Executive's disability benefit shall provide a payment of not less than 60% of Annual Compensation until Executive attains age 65, and (iii) Executive's post termination medical benefits will continue on the same basis as the medical benefits offered by Energy East or the Company to active executive officers until Executive attains age 65.

                  5.4 Incentive Compensation. The Executive shall be entitled to participate in or receive benefits under any short or long-term incentive compensation plan made available by Energy East now or during the period of the Executive's employment hereunder to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that the value of the Executive's incentive compensation opportunity shall not be less than the value of the Executive's incentive compensation opportunity in effect immediately prior to the Effective Time.



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                  5.5 Deferred Compensation. Energy East agrees to continue, or cause to be continued, the Executive's existing deferred compensation benefit on the terms and conditions as set forth in paragraph 3 of the Amended and Restated Deferred Compensation Agreement dated as of November 1, 1998 (the "Deferred Compensation Agreement", attached as Exhibit "A" to this Agreement), with such benefit to be determined based on Executive's actual age upon termination plus five (5) years (the Deferred Compensation Benefit") and agrees to pay, or provide, or cause to be paid or provided, the Deferred Compensation Benefits. The five (5) years of age imputed to the Executive for purposes of determining the Deferred Compensation Benefit shall not be imputed to the Executive for purposes of determining his actuarial life expectancy in the calculation of actuarially equivalent payments to which he or he and his spouse are entitled. For purposes of determining the Deferred Compensation Benefits, Annual Compensation shall have the meaning as defined herein.

                  5.6 Rabbi Trust. Energy East agrees to maintain, or cause to be maintained, a rabbi trust to provide the Deferred Compensation Benefit to Executive outlined in Section 5.5 herein, which will be funded no less frequently than annually for all accrued benefits.

                  5.7 Fringe Benefits. The Executive shall be entitled to receive any fringe benefits which are made available by Energy East or the Company now or during the period of the Executive's employment hereunder to their executives and key management employees; provided, however, if not otherwise included, Executive shall receive: (a) an automobile provided at the expense of Energy East or a subsidiary thereof, and (b) payment for certain social and business club expenses at a level not less than that which the Executive was entitled to receive immediately prior to the Effective Time, as set forth in Exhibit "B" of this Agreement.

                  5.8 Expenses. Upon presentation of reasonably adequate documentation to Energy East, the Executive shall receive prompt reimbursement from Energy East or a subsidiary thereof for all reasonable and customary business expenses incurred by the Executive in accordance with Energy East's policy in performing services hereunder.

                  5.9 Vacation. The Executive shall be entitled to five (5) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

         6. COMPENSATION RELATED TO DISABILITY. During the Term of this Agreement, during any period that the Executive fails to



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perform the Executive's full-time duties hereunder as a result of incapacity due to physical or mental illness, Energy East shall pay, or cause to be paid, to the Executive his Base Salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by Energy East or the Company during such period, until the Executive's employment is terminated by Energy East for Disability;
provided, however, that such payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of Energy East or the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such payment.

         7. TERMINATION COMPENSATION AND BENEFITS.

                  7.1 If the Executive's employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay the Executive's Base Salary (to the Executive or in accordance with Section 11.2 if the Executive's employment is terminated by his death) through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits (other than severance compensation and benefits) payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by Energy East or the Company during such period.

                  7.2 In the event the Executive's employment is terminated prior to the expiration of the Term of the Agreement by the Executive for Good Reason or by Energy East or the Company for reasons other than Cause, or death or Disability of the Executive, the Executive shall receive continuation of his compensation and benefits provided for in Sections 5.1, 5.2, 5.4, 5.6, 5.7 and, to the extent not already provided under Section 7.4, the last sentence of
Section 5.3 of the Agreement (or a substantial equivalent) for the remainder of the Term. For purposes of determining equivalent value of incentive compensation, the value of short-term incentive compensation shall be the amount of short-term compensation received by the Executive in the fiscal year ended immediately prior to the Date of Termination and the value of long-term incentive compensation shall be the value of long-term incentive compensation awards outstanding on the Date of Termination for performance periods ending after the Date of Termination, such value being determined based upon the projected target value of the applicable long-term incentive compensation award as determined by the Company in connection with the grant thereof.


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                  7.3 If the Executive's employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits (other than severance compensation and benefits) shall be determined under, and paid in accordance with, Energy East's or the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).

                  7.4 If the termination of the Executive's employment is terminated under circumstances described in Section 7.2 hereof, Energy East and the Company shall maintain in full force and effect, for the continued benefit of the Executive for the number of years (including partial years) remaining in the Term, each "employee welfare benefit plan" (as described in Section 3(1) of ERISA) in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans. In the event that the Executive's participation in any such plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under the plan from which his continued participation is barred.

                  7.5 (A) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit, or distribution by Energy East, the Company or their affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"),then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                       (B) Subject to the provisions of Section 7.5(C) hereof, all determinations required to be made under this Section 7.5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by Energy East's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board



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and the Executive within fifteen (15) business days of the Date of Termination and/or such earlier date(s) as may be requested by Energy East or the Executive (each such date and the Date of Termination shall be referred to as a "Determination Date", for purposes of this Section 7.5(B) and Section 7.6 hereof). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.5(B), shall be paid by the Company to the Executive within five
(5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Section 7.5(B) shall be binding upon Energy East, the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Energy East exhausts its remedies pursuant to Section 7.5(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                           (C) The Executive shall notify Energy East in
writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise Energy East of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Energy East (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Energy East notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (i)     give Energy East any information
                                            reasonably requested by Energy East
                                            relating to such claim,

                                    (ii)    take such action in connection with
                                            contesting such claim as Energy East


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                                            shall reasonably request in writing
                                            from time to time, including,
                                            without limitation, accepting legal
                                            representation with respect to such
                                            claim by an attorney reasonably
                                            selected by Energy East,

                                   (iii)    cooperate with Energy East in good
                                            faith in order to effectively to
                                            contest such claim, and

                                    (iv)    permit Energy East to participate in
                                            any proceeding relating to such
                                            claim;

provided, however, that Energy East shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.5(C), Energy East shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Energy East shall determine; provided, however, that if Energy East directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Energy East's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.


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                           (D) If, after the receipt by the Executive of an
amount advanced by the Company pursuant to Section 7.5(C) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Energy East's and the Company's complying with the requirements of Section 7.5(C) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.5(C) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Energy East does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

                  7.6 The payments provided for in Section 7.5 hereof (other than Section 7.5(C) and (D)) shall be made not later than the fifth day following each Determination Date, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth
(30th) day after each Determination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  7.7 The Company also shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); provided, however, the Company shall not be required to pay to the Executive legal fees and expenses to the extent such legal fees and expenses were incurred in connection with a contest controlled by Energy East pursuant to Section 7.5(C) hereof in connection with which Energy East complied with its obligations under said Section 7.5(C). Such payments shall be made within five (5) business days after delivery of the Executive's written

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requests for payment accompanied with such evidence of fees and expenses incurred as Energy East reasonably may require.

         8. TERMINATION PROCEDURES.

                  8.1 Notice of Termination. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of a termination by the Company for Cause or by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

                  8.2 Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment during the Term of this Agreement, shall mean (i) if the Executive's employment is terminated by his death, the date of his death,(ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and
(iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Energy East, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         9. NO MITIGATION. Energy East and the Company agree that, if the Executive's employment hereunder is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Energy East or the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other

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than pursuant to Section 7.5(D) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Energy East or the Company, or otherwise.

         10. CONFIDENTIALITY AND NONCOMPETITION.

                  10.1 The Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by Energy East or the Company or any other subsidiary or affiliate of Energy East (Energy East, the Company and such subsidiaries and affiliates, collectively, the "EE Entities") and to which the Executive gains access by reason of his position as an employee or director of any EE Entity.

                  10.2 Except as permitted by Energy East upon its prior written consent, the Executive shall not, during the Executive's employment hereunder, and if, at any time prior to the end of the Term, the Executive terminates his own employment for Good Reason or Energy East terminates his employment without Cause for a twelve-month period immediately following his Date of Termination, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services which any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with the primary lines of business of the EE Entities or are outside of the Restricted Territory. For purposes of this Section 10.2, the "Restricted Territory" shall be the states and/or commonwealths of Connecticut, Vermont, Massachusetts, New Hampshire, Maine and Rhode Island.

         11. SUCCESSORS; BINDING AGREEMENT.

                  11.1 In addition to any obligations imposed by law upon any successor to Energy East, the Company, EE Enterprises, or Xenergy, Energy East and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Energy East or the Company, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Energy East and the Company would be required to perform it if no such succession had taken place. Failure of Energy East or the Company to obtain such assumption and agreement prior to the effectiveness of any such

                                       11
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succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Energy East and the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  11.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

                  11.3 Except as provided herein, at the Effective Time, the Prior Agreement and the Deferred Compensation Agreement shall be terminated and no longer in effect; and the Executive expressly waives his rights to any payments under the Prior Agreement and, except as provided herein, under the Deferred Compensation Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall be null and void and of no further force or effect if the Merger Agreement is terminated without consummation of the Merger or if the Executive's employment with the Company terminates for any reason before the Effective Date.

         12. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                           To Energy East:

                           Energy East Corporation
                           Post Office Box 1196
                           Stamford, CT  06904-1196
                           Attention: Corporate Secretary



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                           To the Company:

                           Connecticut Energy Corporation
                           855 Main Street
                           Bridgeport, CT  06604

                           To the Executive:

                           J.R. Crespo
                           560 Hulls Hwy.
                           Southport, CT  06490

         13. MISCELLANEOUS.

                  13.1 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled, except as otherwise provided in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

         All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of Energy East, the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

                  13.2 Notwithstanding any provision of this Agreement to the contrary, Energy East and the Company shall be jointly and severally liable to the Executive and his personal or legal


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



representatives, executors, administrators, successors, heirs, distributees, devisees or legatees for all payment obligations under this Agreement.

         14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         16. SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty
(60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         17. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meaning indicated below:

                  (A) "Annual Compensation" shall mean the Executive's annual Base Salary in effect at the time in question plus the amount of incentive compensation paid to the Executive in the most recent completed fiscal year.

                  (B) "Base Salary" shall have the meaning stated in Section 5.1 hereof.

                  (C) "Cause" for termination by Energy East or the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to

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


Section 8.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to Energy East or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of Energy East or the Company.

                  (D) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (E) "Company" shall mean Connecticut Energy Corporation, or any successor to its business and/or assets.

                  (F) "Date of Termination" shall have the meaning stated in
Section 8.2 hereof.

                  (G) "Disability" shall be deemed the reason for the termination by Energy East or the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties hereunder for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), Energy East shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

                  (H) "EE Enterprises" shall mean Energy East Enterprises, Inc., and any successor to its business or assets.

                  (I) "Energy East" shall mean Energy East Corporation and any successor to its business and/or assets.

                  (J) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  (K) "Excise Tax" shall have the meaning stated in Section 7.5(A) hereof.

                  (L) "Executive" shall mean the individual named in the first paragraph of this Agreement.


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



                  (M) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent), of any one of the following acts by Energy East or the Company, or failures by Energy East or the Company to act, unless, in the case of any act or failure to act described in paragraphs (I) or (II) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                           (I) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company, EE Enterprises and Xenergy or a substantial alteration in the nature or status of the Executive's responsibilities from those in effect on the Effective Time;

                           (II) any material breach of any provision of this Agreement by Energy East or the Company;

                           (III) the relocation of the Company's principal executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Effective Time or Energy East's or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the business of Energy East, the Company, EE Enterprises or Xenergy to an extent substantially consistent with the Executive's present business travel obligations; or

                           (IV) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1; for purposes of this Agreement, no such purported termination shall be effective.

                  The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (N) "Gross-Up Payment" shall have the meaning stated n Section 7.5(A) hereof.

                  (O) "Notice of Termination" shall have the meaning stated in
Section 8.1 hereof.


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

                  (P) "Severance Payments" shall mean those payments described in Section 7.2 hereof.

                  (Q) "Term" shall have the meaning stated in Section 3 hereof.

                  (R) "Xenergy" shall mean Xenergy Enterprises, Inc., or any successor to its business or assets.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                            ENERGY EAST CORPORATION



                                            /s/ Kenneth M. Jasinski
                                            ------------------------------------
                                            By: Kenneth M. Jasinski
                                                 Senior Vice President and
                                                 General Counsel


                                            CONNECTICUT ENERGY CORPORATION

                                            /s/ Samuel W. Bowlby
                                            ------------------------------------
                                            By: Samuel W. Bowlby
                                                 Vice Pesident, General Counsel
                                                 and Secretary

                                            EXECUTIVE

                                            /s/ J.R. Crespo
                                            ------------------------------------
                                            J.R. CRESPO


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